Exhibit 9.01

Christopher L. Murphy Admitted in SC cmurphy@rlattorneys.com REPLY TO THE CHARLESTON OFFICE 146 Fairchild Street, Suite 130 Charleston, SC 29492 (843) 800-1187

November 8, 2024

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
100 F. Street, N.E.

Washington, DC 20549

Securities Act of 1933; Section 3(a)(4) -Trust Indenture Act of 1939; Section 304(a)(4)(A) Declaration of Exempt Facility

Re:	Global Infrastructure Finance & Development Authority, Inc. Proposed Sale of Revenue Bonds

Ladies and Gentleman:

I am special counsel to Global Infrastructure Finance & Development Authority, Inc. (“GIFDA”), an Alabama private foundation exempt from federal income taxation as a public charity under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and am submitting this letter on behalf of GIFDA. As described further below, GIFDA operates exclusively for the charitable purposes of lessening the burdens of government by financing the construction of a highway project toll road within the State of Alabama. It was organized to finance the cost of acquisition, construction and equipping of a four (4) lane, limited access toll road from the Orange Beach area of Alabama to the Tennessee State Line (the “Project”). GIFDA proposes to borrow money and to issue its GLOBAL Infrastructure Finance & Development Authority, Inc. Revenue Bonds (the “Bonds”) in reliance on the exemption from registration provided by Section 3(a)(4) of the Securities Act of 1933 (the “Securities Act”) and to mortgage and pledge as security for the Bonds, GIFDA’s interest in the property comprising the Project and the revenue to be derived from the operation of the Project. The proceeds of these actions would be used to fund its activities as described in this letter.

We respectfully request that the Staff concur with GIFDA that Staff will not recommend any enforcement action to the Commission if GIFDA offers the Bonds as described in this letter without compliance with the registration requirements of the Securities Act, and without qualification of an indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

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United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 2

The descriptions of factual matters set forth in this letter have been provided to us by GIFDA.

I.	Background

GIFDA is a domestic non-profit corporation incorporated in Pennsylvania, exempt from federal income taxation as an organization described in Section 50l(c)(3) of the Code. GIFDA was incorporated On June 2015, GIFDA was granted classification by the Internal Revenue Service (the “IRS”) as a public supported 50l(c)(3) charity. On October 14, 2005, the IRS changed the status to a private 501(c)(3) foundation.

A.	Governance of GIFDA

GIFDA is governed by a board of directors composed of three directors, Robert Choiniere, James Kingsborough and Bryan Elicker. The directors on GIFDA’s board are elected to 5-year terms by the board at its annual meeting and generally represent the interests of GIFDA’s investors or are not affiliated with any investor. All decisions of the board are required to be made by a majority of directors present (subject to a quorum requirement of a majority of the board), or by written consent of all directors.

No director receives any compensation, either directly or indirectly, for his or her services, and GIFDA has no plans to pay compensation to its directors in the future. Although the Board is authorized to reimburse directors for reasonable expenses incurred in the performance of their duties, no such reimbursements have been made since GIFDA’s inception. GIFDA has not paid compensation to any of its officers or employees.

B.	Management of GIFDA

The day-to-day operations of GIFDA are managed by the hired hands.

GIFDA had subcontracted certain development services to any profit companies to serve as inspector and project manager.

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 3

C.	Sources of Funding

GIFDA is to be funded through the sale of the Bonds and Bank Loans.

D.	Relationship to Any Profit Companies

A profit company is the project developer.

Although the Fund is associated with a profit company, GIFDA is a separate and independent legal entity. It is not a subsidiary of any profit companies, and its assets and resources are not consolidated with any profit companies ‘operating units. As noted above, the Fund is a corporation governed by its board of directors.

There is no formal or informal reporting by GIFDA to any profit companies. The two entities communicate verbally and in writing.

Any profit company does not intend to participate in the offering; however, GIFDA may publicize the offering within any profit company as part of GIFDA’s efforts to raise awareness of its activities throughout any profit company and will permit any profit companies’ employees to purchase Bonds in the offering if they so choose.

E.	Operations

The Legislature of Alabama approved Act 2007-506 recognizing that the construction of the Project would serve a public purpose and designating GIFDA as the exclusive entity to finance and develop the Project and to hire construction companies and others to assist with all phases of the Project. GIFDA’s operations consist exclusively of causing the Project to be completed. To this end, GIFDA uses its capital (and will use the proceeds of the Bonds) to engage service providers to complete the Project.

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 4

F.	The Bonds

GIFDA proposes to offer the Bonds from time to time. GIFDA shall mortgage and pledge as security for the Bonds, its interest in the property comprising the Project and the revenue to be derived from the operation of the Project. The Bonds shall be paid from the revenue to be derived by the Project. Bonds of a series shall be in such denominations, numbered consecutively, shall bear interest from their date until their payment at rates not exceeding the maximum rate permitted by law, shall be dated, shall be stated to mature in such year or years in accordance with Title 10, Chapter 3A, Code of Alabama (1975), as amended from time to time, and all be subject to redemption prior to their respective maturities, subject to certain limitations. Bonds may (i) have interest on which is payable at least annually, (ii) issued with a variable, adjustable, convertible or other similar interest rate which is not fixed in percentage for the entire term thereof at the date of issue, (iii) have interest which is compounded periodically on each of the applicable periodic dates designated for compounding and payable in an amount equal to the then-current accreted value only at the maturity or earlier redemption thereof, (iv) by its terms, be tendered by and at the option of the owner of the Bond for purchase prior to the stated maturity thereof, or (v) any combination thereof and may be secured by a credit facility. Bonds may be in book-entry form at the option of GIFDA.

The principal (including installments required to be paid for a redemption), interest, and redemption premium, if any, payable with respect to the Bonds (“Debt Service”) shall be payable in any coin or currency of the United States of America which, at the date of payment thereof, is legal tender for the payment of public and private debts. Interest shall be paid to the registered owner of Bonds at the close of business on the record date for such interest. Any payment of principal, maturity amount or redemption price shall be made only upon presentation of the Bond. Payment of interest shall be made by check (or by wire transfer to the registered owner if such owner requests such method of payment by delivery of written notice, but only if the registered owner owns not less than $1,000,000. Interest will be computed on the basis of a 360- day year of twelve 30-day months.

Bonds may be issued as tax exempt Bonds, or taxable Bonds. The Bonds shall be subject to redemption, either in whole or in part on any date, and at such times, in the manner and at such prices, as may be provided by GIFDA. GIFDA shall provide written notice to ~~HSRF~~ Trustee, as Trustee, of any optional redemption on or before the forty-fifth (45th) day next preceding the date to be fixed for such optional redemption.

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 5

If less than all of the Bonds of any one maturity shall be called for redemption, the particular Bonds to be redeemed shall be selected by lot in such reasonable manner as the bank or trust company selected by GIFDA (the “Bond Registrar”) in its discretion may determine. The portion of Bonds to be redeemed shall be in denominations of $1,000,000, or any integral multiple thereof and, in selecting the Bonds to be redeemed, Bond Registrar shall treat each such Bond as representing that number of Bonds which is obtained by dividing the principal amount of such Bond by $1,000,000. (such amount being hereafter referred to as the “unit of principal amount”).

If it is determined that one or more, but not all, of the units of principal amount represented by any such Bond is to be called for redemption, then upon notice of intention to redeem such unit or units of principal amount as provided below, the registered owner of such Bond, upon surrender of such Bond for payment to such registered owner of the redemption price of the unit or units of principal amount called for redemption, shall be entitled to receive a new Bond or Bonds in the aggregate principal amount of the unredeemed balance of the principal amount of such Bond. New Bonds representing the unredeemed balance of the principal amount shall be issued to the owner thereof without any charge therefor. If the owner of any Bond of a denomination greater than the unit of principal amount to be redeemed shall fail to present such Bond for payment in exchange as aforesaid, such Bond shall, nevertheless, become due and payable on the date fixed for redemption to the extent of the unit or units of principal amount called for redemption.

GIFDA shall establish each redemption date, other than in the case of a mandatory redemption, in which case the Trustee shall establish the redemption date, and the Issuer or the Trustee, as the case may be, shall notify the Bond Registrar in writing of such redemption date on or before the forty-fifth (45th) day next preceding the date fixed for redemption, which notice shall set forth the terms of the redemption and the aggregate principal amount of Bonds so to be redeemed. Except as provided below, notice of redemption shall be given by the Bond Registrar not less than thirty (30) nor more than forty-five (45) days prior to the date fixed for redemption by first-class mail, postage prepaid, to be redeemed and to the registered owner of each Bond to be redeemed, at the address of such registered Owner on the registration books maintained by the Bond Registrar (and, for any Owner of $1,000,000 or more in the principal amount of Bonds, to one additional address if written request therefor is provided to the Bond Registrar prior to the record date); and a second notice of redemption shall be sent by registered or certified mail at such address to any Owner who has not submitted his Bond for payment on or before the date sixty (60) days following the date fixed for redemption of such Bond, in each case stating: (i) the numbers of the Bonds to be redeemed, by giving the individual certificate number of each Bond to be redeemed (or stating that all Bonds between two stated certificate numbers, both inclusive, are to be redeemed or that all of the Bonds of one or more maturities have been called for redemption); (ii) the CUSIP numbers of all Bonds being redeemed; (iii) in the case of a partial redemption of Bonds, the principal amount of each Bond being redeemed; (iv) the date of issue of each Bond as originally issued and the complete official name of the Bonds including the series designation; (v) the rate or rates of interest borne by each Bond being redeemed; (vi) the maturity date of each Bond being redeemed; (vii) the place or places where amounts due upon such redemption will be payable; and (viii) the notice date, redemption date, and redemption price. The notice shall require that such Bonds be surrendered at the designated corporate trust office for redemption at the redemption price and shall state that further interest on such Bonds will not accrue from and after the redemption date. CUSIP number identification with appropriate dollar amounts for each CUSIP number also shall accompany all redemption payments.

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 6

Any required notice or redemption also shall be sent by registered mail, overnight delivery service, telecopy or other secure means, postage prepaid, to any owner of $1,000,000 or more in aggregate principal amount of Bonds to be redeemed, to certain municipal registered securities depositories in accordance with the then-current guidelines of the Securities and Exchange Commission which are known to the Bond Registrar to be holding Bonds thirty-two (32) days prior to the redemption date and to at least two of the national Information Services that disseminate securities redemption notices in accordance with the then-current guidelines of the Securities and Exchange Commission, when possible, at least thirty (30) days prior to the redemption date; provided that neither failure to send or receive any such notice nor any defect in any notice so mailed shall affect the sufficiency of the proceedings for the redemption of such Bonds.

Failure to give notice by mail to the owner of any Bond designated for redemption or to any depository or information service shall not affect the validity of the proceedings for the redemption of any other Bond.

If at the time of mailing of notice of an optional redemption, GIFDA shall not have deposited with the Trustee moneys sufficient to redeem or purchase all the Bonds called for redemption or purchase, such notice shall state that it is subject to the deposit of the redemption moneys with the Trustee not later than the opening of business on the redemption date and such notice shall be of no effect unless such moneys are so deposited.

For more detailed information regarding the Bonds, please see Schedule A attached hereto.

GIFDA does not intend to offer the Bonds an interest rate that would provide a premium to investors as compared to rates offered on similar instruments. I note that the Staff has granted no-action relief for the offering of debt instruments at market interest rates. See, e.g., The Holy Spirit Association for the Unification of World Christianity, SEC No-Action Letter, 1972 SEC No-Act. LEXIS 3226 (Sep. 5, 1972) (granting no-action relief under Section 3(a)(4) of the Securities Act in connection with an offering of bonds by a church “at the prevailing rate of interest”); Kentucky District Council, SEC No-Action Letter, 1983 SEC No-Act. LEXIS 2187 (Apr 11, 1983) (granting no-action relief under Section 3(a)(4) of the Securities Act in connection with an offering of bonds by a church bearing an “attractive” rate of interest). The Staff has also granted no-action relief for the offering of debt instruments without reference to the interest rates to be offered. See, e.g., Student Loan Fund of Idaho Marketing Association, Inc., SEC No Action Letter, 1993 SEC No-Act. LEXIS 13 (Jan. 6, 1993) (granting no-action relief under the Securities Act in connection with an offering of bonds by a state sponsored student loan corporation without any discussion of interest rates in the applicant’s letters to the Staff).

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 7

II.	Applicability of the Section 3(a)(4) Exemption

We respectfully request that the Staff concur with GIFDA that it will not recommend any enforcement action be taken by the Commission if GIFDA offers the Bonds as described above without compliance with the registration requirements of the Securities Act.

Section 3(a)(4) of the Securities Act provides an exemption from registration under the Securities Act for “[a]ny security issued by a person organized and operated exclusively for religious, educational, benevolent, fraternal, charitable, or reformatory purposes and not for pecuniary profit, and no part of the net earnings of which inures to the benefit of any person, private stockholder, or individual; or any security of a fund that is excluded from the definition of an investment company under Section 3(c)(10)(B) of the Investment Company Act of 1940.” On its face, the exemption is based upon the nature of the issuer’s operations rather than on the nature of the offerees or the method of conducting the offering.

It is my opinion as counsel that the offering of Bonds by GIFDA will qualify for the Section 3(a)(4) exemption for the reasons set forth below.

A. GJFDA’s purpose is to fund the Project, which is legislatively sponsored, and being undertaken for the greater good of the people while relieving the burden on the state and federal governments.

As noted, GIFDA is a tax-exempt private foundation under Section 501(c)(3) of the Code. It received its exemption on December 21, 2000, and its exempt status as a private foundation by final determination of the Internal Revenue Service on October 14, 2005. While an issuer’s tax exempt status under Section 50l(c)(3) of the Code is not conclusive as to the availability of the exemption under Section 3(a)(4) of the Securities Act, GIFDA’s tax-exempt status provides strong support for the conclusion that it operates for the benevolent purpose of lessening the burdens of government, consistent with the requirements for establishing the Section 3(a)(4) exemption.

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 8

In addition, GIFDA’s certificate of incorporation expressly prohibits it from engaging in any activity that would cause it to lose its tax-exempt status under Section 50l(c)(3) of the Code. GIFDA represents that it intends to continue to operate within the parameters of its certificate of incorporation and to at all times maintain its 50l(c)(3) status. GIFDA also understands that it may not rely upon the Section 3(a)(4) exemption if it ceases to operate within the parameters of its certificate of incorporation or Section 501(c)(3).

As discussed above, GIFDA operates exclusively to finance the cost of acquisition, construction and equipping of a four (4) lane, limited access toll road from the Orange Beach area of Alabama to the Tennessee State Line. It seeks to lessen the burden on the government by organizing the funding required to complete the Project.

It is my opinion as counsel that GIFDA’s purpose of alleviating the burden on the state and federal government by assuming the responsibility of raising the necessary funds and managing the acquisition, construction, installation and operation of the Project, which the Legislature of Alabama recognized was needed to meet the future transportation needs of the State constitutes a benevolent purpose within the meaning of Section 3(a)(4) of the Securities Act. As noted, the proceeds of the Bonds will be used solely to complete the Project.

B. No Part of GIFDA’s Net Earnings Inure to the Benefit of Any Person, Private Shareholder or Individual

As discussed above, GIFDA is not operated for profit. To the extent that GIFDA does make any profit, it will reinvest it in accordance with its purposes.

In addition, GIFDA’s debt obligations (including the Bonds) do not and will not include any profit participation feature. The Staff has previously granted no-action relief under Section 3(a)(4) of the Securities Act to organizations proposing to fund the payment of interest on debt instruments in similar ways. See Allentown Economic Development Corp., SEC No Action Letter, 1981 SEC No-Act. LEXIS 4402 (Dec. 21, 1981) (granting no-action relief to an organization proposing to fund the interest payments on debentures with interest collected on its small business loans and other investments, as well as service fees, charitable contributions and grants); Reading Center City Development Fund, SEC No Action Letter, 1977 SEC No-Act. LEXIS 82 (Jan. 14, 1977) (granting no-action relief to an organization proposing to fund interest payments on debentures with interest received on financing extended to property developers, as well as commissions on the sale of properties and development placement fees).

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 9

With respect to the fees to be paid to any profit company in connection with services to be provided to the Project, such fees did not involve the distribution of any part of GIFDA’s net earnings. Such fees will be paid to any profit company in exchange for bona fide services which will enable GIFDA to complete the Project.

B.	Similar No-Action Relief Granted

The Staff has previously granted no-action relief under Section 3(a)(4) of the Securities Act to other organizations exempt from federal income tax under Section 50l(c)(3) or 50l(c)(4) of the Code whose goals and activities are similar to GIFDA’s.

For example, in the no-action letter granted to BAC Investment Corporation, (SEC No Action Letter, 1971 SEC No Act. LEXIS 2399 (Oct. 16, 1971)), the Staff granted no-action relief in connection with an issuance of bonds for the purpose of making loans to, and equity investments in, social and commercial ventures operated by low-income residents of urban ghettos. The Staff also issued no- action relief to the Allentown Economic Development Corporation and to the Reading Center City Development Fund, which issued debentures and loaned the proceeds to small businesses in Allentown and Reading, Pennsylvania, respectively, for the purpose of revitalizing those cities. See Allentown Economic Development Corp., SEC No Action Letter, 1981 SEC No Act. LEXIS 4402 (Dec. 21, 1981); Reading Center City Development Fund, SEC No Action Letter, 1977 SEC No-Act LEXIS 82 (Jan. 14, 1977).

It is my opinion as counsel that GIFDA’s offering of Bonds qualifies for the Section 3(a)(4) exemption under the Securities Act and that the granting of no-action relief to GIFDA is consistent with the positions taken in the above-referenced no-action letters. I therefore respectfully request that the Staff confirm that it will not recommend to the Commission any enforcement action if GIFDA offers the Bonds as described herein without registration of the Bonds under the Securities Act.

United State Securities and Exchange Commission
Office of Chief Counsel

Division of Corporation Finance
November 8, 2024

Page: 10

III.	Exemption under the Trust Indenture Act

I respectfully request that the Staff confirm that it will not recommend any enforcement action to the Commission if GIFDA offers the Bonds as described herein without qualification of an indenture under the Trust Indenture Act.

Under Section 304(a)(4)(A) of the Trust Indenture Act, any security exempt from registration under Section 3(a)(4) of the Securities Act is also exempt from the provisions of the Trust Indenture Act. It is my opinion as counsel that GIFDA qualifies for the exemption to the Trust Indenture Act for the reasons set forth above in my analysis of the Section 3(a)(4) exemption.

We therefore respectfully request that the Staff concur with GIFDA that it will not recommend any enforcement action to the Commission if GIFDA offers the Bonds as described herein without qualification of an indenture under the Trust Indenture Act.

IV.	Conclusion

Based on the foregoing, we respectfully request that the Staff concur with GIFDA that it will not recommend any enforcement action to the Commission if GIFDA offers the Bonds as described herein without compliance with the registration requirements of the Securities Act, without compliance with the registration requirements of the Investment Company Act and without qualification of an indenture under the Trust Indenture Act.

Should you have any questions with respect to the foregoing request, please feel free to call me at the telephone number set forth above.

Kindest regards, I am

Sincerely

/s/ Christopher L. Mufphy
Christopher L. Mufphy,
Post Bond Counsel for Global Infrastructure Finance& Development Authority, Inc.

CLM/jh
Attachments

Financial Statements

(Unaudited)

Global Infrastructure Finance & Development Authority, Inc.

As of:

October 20, 2024

GLOBAL INFRASTRUCTURE FINANCE & DEVELOPMENT AUTHORITY, Inc.

Interim Balance Sheet

10/20/2024

Assets:	(Stated in ’000’s)

Current Assets:
Cash and marketable securities	$500,015
Accounts Receivable - Bond Contract (Note 2)	71,250
Accounts Receivable - Related Party (Note 3)	71,250
Total Current Assets	$642,515

Long Term Assets:
Intangible Asset - Utility Currency (Note 5)	19,785,855
Total Long-term Assets:	$19,785,855

Total Assets	$20,428,370
Liabilities:
Current Liabilities:
Accrued Compensation	$14,470
Short-term loan	2,325
Total Short-term Liabilities:	$16,795

Long-term Liabilities:
EGX Bond, LLC (Note 4 )	$500,000
Total Long-term Liabilities:	$500,000

Total Liabilities:	$516,795

Net Income/(Loss)	$125,720
Net Assets	19,911,575
Total Net Assets:	$20,037,295

Total Liabilities and Net Assets:	$20,428,370

Unaudited

GLOBAL INFRASTRUCTURE FINANCE & DEVELOPMENT AUTHORITY, Inc.

Interim Statement of Operations

294 Day Period ending 10/20/2024

Operating Revenue:	(Stated in ’000’s)

Bond Contract Revenue (Note 2,3)	$142,500

Operating Expenditures:

Bond registration, listing, exchange fees	$835
Legal, administrative expenses	1,475
Accrued Compensation	14,470
Total Operating Expenditures	$16,780

Net Profits	$125,720

Unaudited

GLOBAL INFRASTRUCTURE FINANCE & DEVELOPMENT AUTHORITY, Inc.

Statement of Cash Flows

294 Day Period ending 10/20/2024

Cash Flows from Operating Activities:

Net Operating Profits (Loss)	$125,720
Total Cash Flows from Operating Activities	$125,720

Cash Flows from Financing Activities:
Net Change in Assets	$625,735
Total Cash Flows from Financing Activities	$625,735

Net Increase/Decrease in Cash:	$500,015

Cash, Cash equivelents Beginning of Year:	$-

Cash, Cash equivelents End of Period:	$500,015

Unaudited

Footnotes to Financial Statements

Numbers stated in 000’s

1.	Business Summary:

Global Infrastructure Finance & Development Authority, Inc. (GIFDA) is a non- profit corporation established and qualified as such in 2015. To date the Company has had minimal operations and is startup in nature. GIFDA is organized for the purpose of financing, acquisition, construction, operation, management, and maintenance of high-speed rail, ports, toll roads and other infrastructure projects. GIFDA is further organized to be the funder via tax exempt or taxable bond offerings for the private or publicly traded companies that create 10 or more jobs and are Companies or organization(s) that has economic, social, health and welfare, scholarly impact on the public, related and or non-related companies to the Incorporator of sub and or direct issuer worldwide and throughout United States of America. GIFDA plans to finance the operations of related companies, together with transportation and global infrastructure related undertakings, such as water, sewer, energy and utility plants, broad band internet projects, power grid projects, cell towers and telecommunication projects, natural gas pipelines, petroleum pipelines, petroleum farms, and distribution facilities, and similar transportation and infrastructure projects; and other related ancillary projects including housing projects worldwide and throughout United States of America.

2.	Accounts Receivable - Bond Contract:

By contract, GIFDA is entitled to receive a fee of 1.5% (1.5 of a point) for each bond listing. Currently, the first bond tranche of $5 billion as discounted 5% has met the general accepted accounting principles (“GAAP”) all-events test and accordingly an accrual has been made to account for the fees due to GIFDA.

3.	Accounts Receivable – Related Party:

Atlantic Energy, Inc. is a related party to GIFDA by attribution. Atlantic Energy, Inc. incurred a fee of 1.5% (1.5 of a point) owed to GIFDA for services rendered by contract with respect to the first bond tranche of $5 billion as discounted 5%.

See footnote 2 for GAAP treatment with respect to this accrual during 2024 when the GAAP all-events test was ultimately met.

4.	Third Party Bond

GIFDA entered into a loan agreement with an entity named EGX Bond, LLC. According to the agreement, EGX Bond, LLC assigned its $1.5 billion bond, at face value, to GIFDA as security for a bridge loan for their approved projects. In exchange, the consideration EGX Bond, LLC (the borrower) receives in the transaction with GIFDA for its full conveyance of the assigned bond a loan from GIFDA of $450 million dollars with a term of 3 to 5 years, at the option of the borrower. The $1.5 billion bond is insured by Norfolk Insurance Company, LTD (see attachment to the financial statements). As of the measurement date, $500 million has been transferred to GIFDA.

When the loan is repaid in full, the security or bond must be transferred back to EGX Bond, LLC.

5.	Intangible Asset – Utility Currency

GIFDA owns utility currencies transferred to it in prior years from related parties for services rendered. The utility currencies consist namely of Ameri and Infrastructure and are properly registered and regulated by the State of Wyoming. The current transactional-based values of the currency are $324 and $338 per unit, respectively. The currency values can fluctuate dramatically as depicted by current market conditions and transactions. Accordingly, management has recognized a 97% valuation allowance against the total value of currencies held.

6.	External Risks

Due to the nature of GIFDA and its uniqueness, management feels that GIFDA has minimal external risks other than catastrophic worldly events which are unlikely. In addition, GIFDA has no pending litigation. Accordingly, no liabilities nor reserves have been recorded for external risks.

7.	Internal Controls

GIFDA is led by an elite accounting team with extensive experience in all aspects of accounting and internal controls. Accordingly, the internal controls in place for GIFDA are significant. Management feels that the GIFDA internal controls are more than adequate to prevent any form of asset thefts or penetrations of GIFDA’s operating systems.